DICK'S SPORTING GOODS Q3 2020 HIGHLIGHTS

CONSOLIDATED SAME STORES SALES INCREASED A RECORD-SETTING **23.2%**

DELIVERED EARNINGS PER DILUTED SHARE OF **$1.84**

UP 179% OVER LAST YEAR

DELIVERED NON-GAAP EARNINGS PER DILUTED SHARE OF **$2.01***

UP 287%* OVER LAST YEAR

ENDED WITH CASH OF NEARLY **$1.1** BILLION

NO OUTSTANDING BORROWINGS ON $1.855 BILLION REVOLVING CREDIT FACILITY

INDUSTRY-LEADING OMNI-CHANNEL EXPERIENCE

ECOMMERCE SALES INCREASED **95%**

BRICK-AND-MORTAR STORE COMPS INCREASED **DOUBLE-DIGITS**

STORES FULFILLED **70%** OF ONLINE SALES

CURBSIDE AND BOPIS SALES INCREASED MORE THAN **300%**

EVERY SEASON STARTS AT DICK'S SPORTING GOODS

SCORECARD

OVER **20 MILLION** ACTIVE SCORECARD LOYALTY MEMBERS, WHO GENERATED OVER **70%** OF SALES

NEARLY **2 MILLION** NEW CUSTOMERS JOINED THE DICK'S SPORTING GOODS ECOSYSTEM

VERTICAL BRANDS OUTPERFORMED COMPANY COMP SALES AVERAGE BY **OVER 1,000 BPS**

* Represents a non-GAAP financial measure. See the following page for a reconciliation of this measure to the most directly comparable GAAP measure.

NON-GAAP NET INCOME AND EARNINGS PER SHARE RECONCILIATIONS

Non-GAAP Financial Measures

In addition to reporting the Company's financial results in accordance with generally accepted accounting principles ("GAAP"), the Company reports certain financial results that differ from what is reported under GAAP. These non-GAAP financial measures include consolidated non-GAAP net income, non-GAAP earnings per diluted share, and net capital expenditures, which management believes provides investors with useful supplemental information to evaluate the Company's ongoing operations and to compare with past and future periods. Management believes that excluding non-cash debt discount amortization from its convertible senior notes and including the share impact from the convertible note hedge is useful to investors because it provides a more complete view of the economics of the transaction. Management also uses certain non-GAAP measures internally for forecasting, budgeting, and measuring its operating performance. These measures should be viewed as supplementing, and not as an alternative or substitute for, the Company's financial results prepared in accordance with GAAP. The methods used by the Company to calculate its non-GAAP financial measures may differ significantly from methods used by other companies to compute similar measures. As a result, any non-GAAP financial measures presented herein may not be comparable to similar measures provided by other companies. A reconciliation of the Company's non-GAAP measures to the most directly comparable GAAP financial measures are provided below and on the Company's website at investors.DICKS.com.

13 Weeks Ended October 31, 2020

	Income from operations	Interest expense	Income before income taxes	Net income [2]	Diluted shares outstanding during period	Earnings per diluted share
GAAP Basis	$ 246,093	$ 12,769	$ 237,070	$ 177,216	96,571	$ 1.84
% of Net Sales	*10.20 %*	*0.53 %*	*9.83 %*	*7.35 %*		
Convertible senior notes [1]	—	(6,683)	6,683	4,945	(5,976)	
Non-GAAP Basis	$ 246,093	$ 6,086	$ 243,753	$ 182,161	90,595	$ 2.01
% of Net Sales	*10.20 %*	*0.25 %*	*10.11 %*	*7.55 %*		

(1) Amortization of the non-cash debt discount on the Company's convertible senior notes and diluted shares that will be offset at settlement by shares delivered from the convertible note hedge purchased by the Company.

(2) The provision for income taxes for Non-GAAP adjustments was calculated at 26%, which approximates the Company's blended tax rate.

13 Weeks Ended November 2, 2019

	Selling, general and administrative expenses	Income from operations	Gain on sale of subsidiaries	Income before income taxes	Net income [4]	Earnings per diluted share
GAAP Basis	$ 531,704	$ 45,625	$ (33,779)	$ 77,146	$ 57,584	$ 0.66
% of Net Sales	*27.10 %*	*2.33 %*	*(1.72)%*	*3.93 %*	*2.93 %*	
Gain on sale of subsidiaries [1]	—	—	33,779	(33,779)	(24,996)	
Field & Stream store closing costs [2]	(8,938)	8,938	—	8,938	6,614	
Non-cash asset impairment [3]	(7,630)	7,630	—	7,630	5,646	
Non-GAAP Basis	$ 515,136	$ 62,193	$ —	$ 59,935	$ 44,848	$ 0.52
% of Net Sales	*26.25 %*	*3.17 %*	*— %*	*3.05 %*	*2.29 %*	

(1) Gain on sale of Blue Sombrero and Affinity Sports subsidiaries.

(2) Charge related to the Company's exit from eight Field & Stream stores, which were subleased to Sportsman's Warehouse.

(3) Non-cash impairment charge to reduce the carrying value of a corporate aircraft held for sale to its fair market value.

(4) The provision for income taxes for Non-GAAP adjustments was calculated at 26%, which approximated the Company's blended tax rate.

EVERY SEASON STARTS AT DICK'S SPORTING GOODS